Exhibit 99.1
REVISED MANAGEMENT'S DISCUSSION AND ANALYSIS

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations.

The Merger
The H. J. Heinz Company has been a pioneer in the food industry for over 140 years and possesses one of the world's best and most recognizable brands - Heinz ®. The Company has a global portfolio of leading brands focused in three core categories, Ketchup and Sauces, Meals and Snacks, and Infant/Nutrition.
On February 13, 2013, the Company entered into the Merger Agreement with Parent and Merger Subsidiary. The terms of the Merger Agreement were unanimously approved by the Company's Board of Directors on February 13, 2013 and by the majority of votes cast at a special shareholder meeting on April 30, 2013. The acquisition was consummated on June 7, 2013, and as a result, Merger Subsidiary merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings, which is in turn an indirect wholly owned subsidiary of Parent. Parent is controlled by the Sponsors. Upon the completion of the Merger, the Company's shareholders received $72.50 in cash for each share of common stock. The total aggregate value of the Merger consideration was approximately $28.75 billion, including the assumption of the Company's outstanding debt. The Merger consideration was funded through a combination of equity contributed by the Sponsors totaling $16.5 billion and proceeds from long-term borrowings totaling $12.6 billion. The Company's capital structure is further discussed under Liquidity and Financial Position.
Purchase Accounting Effects. The Merger was accounted for using the acquisition method of accounting which affected our results of operations in certain significant respects. The Sponsors' cost of acquiring the Company has been pushed down to establish a new accounting basis for the Company. Accordingly, the accompanying interim consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the accounting periods preceding and succeeding the completion of the Merger. The allocation of the total purchase price to the Company's net tangible and identifiable intangible assets was based on preliminary estimated fair values as of the Merger date, as described further in Note 4 to the Financial Statements. In addition to the transaction related expenses discussed further below, the following are reflected in our results of operations for the Successor period from February 8, 2013 to December 29, 2013:

•
The purchase accounting adjustment to inventory resulted in an increase in cost of products sold of approximately $383 million as those products were sold to customers during the period subsequent to the Merger.

•	Incremental amortization of approximately $34 million on the step-up in basis of definite-lived intangible assets which was included within cost of products sold.

•	Incremental interest expense of $226 million related to new borrowings under the Senior Credit Facilities and the Notes issued in a private offering, in connection with the Merger.

•	The purchase accounting adjustment to deferred pension costs resulted in a decrease in pension expense of approximately $17 million which was primarily reflected in cost of products sold.

•	The purchase accounting adjustment to deferred derivative gains related to foreign currency cash flow hedges resulted in an increase in cost of products sold of approximately $14 million.

•
We recognized a gain of $118 million on interest rate swap agreements entered into by Merger Subsidiary prior to the Merger to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the Merger date, and as such, we recorded the gain due to changes in fair value of these instruments, and separately reflected the gain in the accompanying statement of operations. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary. As of the Merger date, these interest rate swaps were designated as cash flow hedges of the variable interest payments on the term notes issued in connection with the Merger, with changes in fair value of the derivatives reflected in other comprehensive income from that date forward.

Transaction Related Expenses. During the Successor period, the Company incurred $157.9 million in Merger related costs on a pretax basis, including $70.0 million consisting primarily of advisory fees, legal, accounting and other professional costs. The Company also incurred $87.9 million during the Successor period related to severance and compensation arrangements pursuant to existing agreements with certain former executives and employees in connection with the Merger. These amounts are separately reflected in the accompanying statement of operations for the Successor period.
Prior to consummation of the Merger, the Company incurred $112.2 million of Merger related costs, including $48.1 million resulting from the acceleration of expense for stock options, restricted stock units and other compensation plans pursuant to the existing change in control provisions of those plans, and $64.0 million of professional fees. These amounts are separately reflected in Merger related costs in the accompanying statement of operations for the Predecessor period. The Company also recorded a loss from the extinguishment of debt of approximately $129.4 million for debt required to be repaid upon closing as a result of the change in control which is reflected in Other (expense) income, net, in the accompanying statement of operations for the Predecessor period.
Periods Presented
Successor -The consolidated financial statements as of December 29, 2013, and for the period from February 8, 2013 through December 29, 2013, include the accounts of Merger Subsidiary from inception on February 8, 2013 and the accounts of the Company subsequent to the closing of the Merger on June 7, 2013. The activity in the period February 8, 2013 to April 28, 2013 related primarily to the issuance of the Second Lien Senior Secured Notes due 2020 and recognition of associated issuance costs and interest expense. The cash was invested in a money market account until the completion of the Merger on June 7, 2013. See Note 10 for further details. The following represents the condensed financial information for Merger Subsidiary for the period February 8, 2013 to April 28, 2013 and as at April 28, 2013:

Hawk Acquisition Sub, Inc. (Successor)

Condensed Statement of Operations
For the Period from February 8, 2013 through April 28, 2013

February 8 - April 28, 2013
(In thousands)
Merger related costs	$19,713
Operating loss	(19,713)
Unrealized loss on derivative instrument	(65,294)
Interest Expense, net	(10,743)
Loss from continuing operations before income tax	(95,750)
Benefit from income taxes	37,842
Net loss	$(57,908)

Hawk Acquisition Sub, Inc. (Successor)

Condensed Balance Sheet
As of April 28, 2013

April 28, 2013
(In thousands)
Cash	$3,011,750
Other assets	125,231
Total assets	$3,136,981

Notes payable	$3,100,000
Other liabilities	94,889
Total liabilities	3,194,889
Shareholder's deficit	(57,908)
Total liabilities and shareholder's deficit	$3,136,981

Predecessor - the consolidated financial statements of the Company prior to the Merger on June 7, 2013.

Transition period - the combination of the Successor and the Predecessor period from April 29, 2013 to June 7, 2013.

Fiscal 2013 - the fiscal year from April 30, 2012 to April 28, 2013.

Fiscal 2012 - the fiscal year from April 28, 2011 to April 29, 2012.

Fiscal 2011 - the fiscal year from April 29, 2010 to April 27, 2011.

Executive Overview
The Company's total sales were $6.24 billion for the Successor period and $1.11 billion for the Predecessor period, compared to $7.44 billion for the eight months ended December 23, 2012 (based on the Company's former fiscal month end). The decline in sales was principally due to unfavorable foreign exchange translation rates which decreased sales by 1.8%, partially offset by an increase in volume of 0.8% as favorable volume in emerging markets coupled with 2.2% of incremental volume due to an extra week of sales in the Successor period to align to the new year end exceeded declines in developed markets. Volume in the Successor period was unfavorably impacted by category softness and reduced promotional pricing mainly in the U.S when compared to the prior year period and by one extra month of sales (approximating 0.5% of sales) being reported in Brazil in the prior year period as the subsidiary's fiscal reporting was conformed to the Company's fiscal period. Net pricing increased sales by 0.3%, driven by price increases in Brazil, Indonesia and U.S. Foodservice. Divestitures decreased sales by 0.4%.
In the Successor and Predecessor periods February 8, 2013 to December 29, 2013, and April 29, 2013 to June 7, 2013, respectively, gross profit, operating income and net income have been significantly impacted by Merger and restructuring related costs and expenses. In addition, for the Successor period, the effects of the new basis of accounting resulted in increased non-cash charges to cost of sales for the step up in inventory value, increased amortization expense associated with the fair value adjustments to intangible assets and the increased borrowings to fund the Merger resulted in higher interest costs compared to prior year quarter.
Adjusted earnings before interest, tax, depreciation and amortization ("Adjusted EBITDA") for the transition period was flat versus the comparable eight months of fiscal year 2013 as reductions in selling, general and administrative expenses ("SG&A") as a result of productivity initiatives primarily in North America and reduced marketing across Latin America were offset by volume and price declines in Europe as well as unfavorable exchange translation rates primarily in Asia/Pacific.
Refer to EBITDA & Adjusted EBITDA (from Continuing Operations) within the Non-GAAP Measures section below for our definition of Adjusted EBITDA.
See The Merger and Results of Continuing Operations sections for further information on the Merger related costs and expenses and further analysis of our operating results for the quarter.

Transition Period Restructuring and Productivity Initiatives

During the transition period, the Company invested in restructuring and productivity initiatives as part of its ongoing cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into the Company's business as well as to accelerate overall productivity on a global scale. As of December 29, 2013, these initiatives have resulted in the reduction of approximately 3,400 corporate and field positions across the Company's global business segments as well as the closure and consolidation of manufacturing and corporate office facilities. Including charges incurred as of December 29, 2013, the Company currently estimates it will incur total charges of approximately $300 million related to severance benefits and other severance-related expenses related to the reduction in corporate and field positions and the ongoing annual cost savings is estimated to be approximately $250 million. The severance-related charges and cost savings assumptions that the Company expects to incur in connection with these work force reductions are subject to a number of assumptions and may differ from actual results.
On November 14, 2013, the Company announced the planned closure of 3 factories in the U.S. and Canada by the middle of calendar year 2014.  The number of employees expected to be impacted by these 3 plant closures and consolidation is approximately 1,350. The Company currently estimates it will incur total charges of approximately $63 million for severance benefits and other severance-related expenses related to these factory closures.  In addition the Company will recognize accelerated depreciation on assets to be disposed of. In the Successor period, the Company incurred an immaterial amount of severance benefits and other severance-related expenses, and $55.6 million in accelerated depreciation related to these factory closures. The ongoing annual cost savings is estimated to be approximately $55 million. The severance-related charges and cost savings assumptions that the Company expects to incur in connection with these factory workforce reductions and factory closures are subject to a number of assumptions and may differ from actual results. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or related to, these cost reductions.

The Company recorded pre-tax costs related to these productivity initiatives of $410 million in the Successor period and $6 million in the Predecessor period which were recorded in the Non-Operating segment. See Item 8 – “Consolidated Financial Statements and Supplementary Data – Note 7 – Restructuring and Productivity Initiatives” for additional information on these productivity initiatives. There were no such charges in the eight months ended December 23, 2012.

Fiscal 2012 Productivity Initiatives

On May 26, 2011, the Company announced that it would invest in productivity initiatives during Fiscal 2012 designed to increase manufacturing effectiveness and efficiency as well as accelerate overall productivity on a global scale. The Company recorded costs related to these productivity initiatives of $205.4 million pre-tax during the fiscal year ended April 29, 2012, all of which were reported in the Non-Operating segment. In addition, after-tax charges of $18.9 million were recorded in losses from discontinued operations for the fiscal year ended April 29, 2012 . See Note 7, "Restructuring and Productivity Initiatives" in Item

8- "Financial Statements and Supplementary Data" and the "Liquidity and Financial Position" section below for additional information on these productivity initiatives.

Discontinued Operations
In the third quarter of Fiscal 2013, the Company's Board of Directors approved management's plan to sell Shanghai LongFong Foods ("LongFong"), a maker of frozen products in China which was previously reported in the Asia/Pacific segment. During the fourth quarter of Fiscal 2013, the Company secured an agreement with a buyer and during the Successor period, the sale was completed, resulting in an insignificant pre-tax and after-tax loss which was recorded in discontinued operations in the Successor period. As a result, LongFong's net assets were classified as held for sale and the Company adjusted the carrying value to estimated fair value, recording a $36.0 million pre-tax and after-tax non-cash goodwill impairment charge to discontinued operations during the third quarter of Fiscal 2013. The net assets held for sale related to LongFong as of April 28, 2013 were reported in Other current assets, Other non-current assets, Other accrued liabilities and Other non-current liabilities on the consolidated balance sheet as of April 28, 2013 as they were not material for separate balance sheet presentation.
During the first quarter of Fiscal 2013, the Company completed the sale of its U.S. Foodservice frozen desserts business, resulting in a $32.7 million pre-tax ($21.1 million after-tax) loss which has been recorded in discontinued operations.
The operating results related to these businesses have been included in discontinued operations in the Company's consolidated statements of income for all periods presented. The following table presents summarized operating results for these discontinued operations:

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
	(In millions)
Sales	$2.9	$1.2	$47.7	$141.5	$148.0
Net after-tax losses	$(5.6)	$(1.3)	$(17.6)	$(51.2)	$(39.6)
Tax benefit on losses	$—	$—	$0.6	$1.4	$2.6

Results of Continuing Operations

On October 21, 2013, the Company's Board of Directors approved a change in the Company's fiscal year end from the Sunday closest to April 30 to the Sunday closest to December 31. As a result of this change, the consolidated financial statements include presentation of the Successor period from February 8, 2013 through December 29, 2013 and the Predecessor period from April 29, 2013 through June 7, 2013. As a result, the following discussion compares our results of operations for the 35 week transition period to our results of operations for the eight months, or 34 weeks, ended December 23, 2012.
On March 14, 2012 the Company's Board of Directors authorized a change in the Company's fiscal year end from the Wednesday nearest April 30 to the Sunday nearest April 30. The change in the fiscal year end resulted in Fiscal 2012 changing from a 53 week year to a 52 1/2 week year and was intended to better align the Company's financial reporting period with its business partners and production schedules. This change did not have a material impact on the Company's financial statements.
Throughout this discussion, data for all periods except as of and for the eight months ended December 23, 2012, are derived from our audited consolidated financial statements, which appear in Item 8 – “Consolidated financial Statements and Supplementary Data” of this annual report on form 10-K. All data as of and for the eight months ended December 23, 2012, are derived from our unaudited consolidated financial information, which is presented in the table below and in Item 8 – “Consolidated Financial Statements and Supplementary Data – Note 22 – Change in Fiscal Year End”.

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 30 - December 23, 2012
	(29 Weeks)	(6 Weeks)	(34 Weeks)
			(Unaudited)
	(In thousands)
Sales	$6,239,562	$1,112,872	$7,438,060
Cost of products sold	4,587,791	729,537	4,746,057
Gross profit	1,651,771	383,335	2,692,003
Selling, general and administrative expenses	1,501,807	243,364	1,606,902
Merger related costs	157,938	112,188	—
Operating (loss)/income	(7,974)	27,783	1,085,101
Interest income	13,071	2,878	20,459
Interest expense	408,503	35,350	188,544
Unrealized gain on derivative instruments	117,934	—	—
Other expense, net	(12,233)	(125,638)	(5,216)
(Loss)/income from continuing operations before income taxes	(297,705)	(130,327)	911,800
(Benefit from)/provision for income taxes	(231,623)	61,097	142,528
(Loss)/income from continuing operations	(66,082)	(191,424)	769,272
Loss from discontinued operations, net of tax	(5,636)	(1,273)	(36,322)
Net (loss)/income	(71,718)	(192,697)	732,950
Less: Net income attributable to the noncontrolling interest	5,303	2,874	10,619
Net (loss)/income attributable to H. J. Heinz Corporation II	$(77,021)	$(195,571)	$722,331
The Company’s revenues are generated via the sale of products in the following categories:

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 30 - December 23, 2012	April 28, 2013	April 29, 2012	April 27, 2011
	(29 Weeks)	(6 Weeks)	(34 weeks)	(52 Weeks)	(52 1/2 Weeks)	(52 Weeks)
	(In thousands)
Ketchup and Sauces	$3,081,347	$533,932	$3,476,252	$5,375,788	$5,232,607	$4,607,326
Meals and Snacks	2,185,831	359,412	2,736,800	4,240,808	4,337,995	4,134,836
Infant/Nutrition	624,359	118,528	760,670	1,189,015	1,232,248	1,175,438
Other	348,025	101,000	464,338	723,275	704,722	641,036
Total	$6,239,562	$1,112,872	$7,438,060	$11,528,886	$11,507,572	$10,558,636

Company Results - The period from February 8, 2013 through December 29, 2013 (Successor) and the period from April 29, 2013 through June 7, 2013 (Predecessor) compared to Eight Months Ended December 23, 2012

Sales were $6.24 billion for the Successor period and $1.11 billion for the Predecessor period, respectively, compared to $7.44 billion for the eight months ended December 23, 2012, a decrease of $86 million or 1.2% period over period. Volume increased 0.8%, as favorable volume in emerging markets coupled with an extra week of sales in the Successor period to align to the new year end (approximating 2.2% of incremental volume) exceeded declines in developed markets. Volume in the current eight month period was unfavorably impacted by reduced promotional pricing mainly in the U.S. when compared to the prior year period and by one extra month of sales (approximating 0.5% of sales) being reported in Brazil in the prior year period as the subsidiary's fiscal reporting was conformed to the Company's fiscal period as the subsidiary no longer required an earlier closing date to facilitate timely reporting. Net pricing increased sales by 0.3%, driven by price increases in Brazil, Indonesia and U.S. Foodservice partially offset by price decreases in Australia, New Zealand, Italy and Venezuela. Divestitures decreased sales by 0.4% and unfavorable foreign exchange translation rates decreased sales by 1.8%.

Gross profit decreased $657 million or 24.4% to $1.65 billion for the Successor period and $383 million for the Predecessor, respectively, from a gross profit of $2.69 billion for the eight months ended December 23, 2012, and gross profit margin decreased to 27.7% from 36.2%. These decreases are primarily related to higher cost of products sold in the Successor period associated with the purchase accounting adjustments related to the step up in value of inventory ($383 million) and incremental amortization of the preliminary step-up in basis of definite lived intangible assets ($34 million). Gross profit was also negatively impacted by restructuring and productivity initiatives of $169 million for the Successor period and $6 million for the Predecessor period, respectively. The restructuring and productivity related charges are recorded in the non-operating segment.

Selling, general and administrative expenses ("SG&A") increased $138 million, or 8.6% to $1.50 billion for the Successor period and $243 million for the Predecessor period, and increased as a percentage of sales to 23.7% from 21.6% period over period. The increase in SG&A is attributable to severance related to the restructuring and productivity initiatives of $242 million.

Merger related costs in the Successor period include $70 million consisting primarily of advisory fees, legal, accounting and other professional costs and $87.9 million related to severance and compensation arrangements pursuant to existing agreements with certain former executives and employees in connection with the Merger. In the Predecessor period, Merger related costs include $48 million resulting from the acceleration of stock options, restricted stock units and other compensation plans, and $64 million of professional fees.

Operating income decreased $1.07 billion to an operating loss of $8 million for the Successor period and an operating income of $28 million for the Predecessor period, respectively, reflecting the decrease in gross profit discussed above and the impact of the merger related charges.

Net interest expense increased $260 million, to $395 million for the Successor period and $32 million for the Predecessor period, respectively, reflecting higher average debt balances resulting from the Merger. Included in the Successor period is $25 million of interest expense incurred by Merger Subsidiary prior to the consummation of the Merger. Other income (expense), net, decreased $133 million, to an expense of $12 million for the Successor period and expense of $126 million for the Predecessor period, respectively, primarily related to the costs for early extinguishment of debt related to the Merger.

Prior to the Merger, Merger Subsidiary entered into interest rate swap agreements to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the Merger date, and as such, we recorded a gain of $118 million in the Successor period due to changes in fair value of these instruments, and separately reflected the gain in the accompanying statement of operations. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary.
For the Successor period the Company recorded a tax benefit of $232 million, or 77.8% of pretax loss. For the Predecessor period the Company recorded a tax expense of $61 million, or (46.9%) of pretax loss. In the eight months ended December 23, 2012, the Company recorded a tax expense of $143 million, or 15.6% of pretax income.
The tax benefit in the Successor period included a benefit of $107 million related to the impact on deferred taxes of a 300 basis point statutory tax rate reduction in the United Kingdom which was enacted during July 2013, and a favorable jurisdictional income mix. The benefit of the statutory tax rate reduction in the United Kingdom was favorably impacted by the increase in deferred tax liabilities recorded in purchase accounting for the Merger.
The tax provision for the Predecessor period April 29, 2013 to June 7, 2013 was principally caused by the effect of repatriation costs of approximately $100 million for earnings of foreign subsidiaries distributed during the period and the effect of current period nondeductible Merger related costs.
The tax provision for the eight months ended December 23, 2012 included the $63 million tax benefit that occurred as a result of an increase in the tax basis of both fixed and intangible assets resulting from a tax-free reorganization in a foreign jurisdiction, a $13 million tax benefit from an intangible asset revaluation for tax purposes elected by a foreign subsidiary, and a benefit of $10 million related to a 200 basis point statutory tax rate reduction also in the United Kingdom.
The net loss from continuing operations attributable to H. J. Heinz Corporation II was $71 million for the Successor period and $194 million for the Predecessor period, compared to net income of $759 million in the eight months ended December 23, 2012.

Adjusted EBITDA was $1.17 billion for the Successor period and $172 million for the Predecessor period, which was flat versus the comparable eight months of fiscal year 2013 as reductions in SG&A as a result of productivity initiatives primarily in North America and reduced marketing across Latin America were offset by volume and price declines in Europe as well as unfavorable exchange translation rates primarily in Asia/Pacific.

OPERATING RESULTS BY BUSINESS SEGMENT

The following discussion compares the operating results by business segment for the period from February 8, 2013 through December 29, 2013 (Successor) and the period from April 29, 2013 through June 7, 2013 (Predecessor) compared to the eight months ended December 23, 2012. All data for the eight months ended December 23, 2012, are derived from our unaudited consolidated financial information, which is presented in the table below:

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	February 8 - December 29, 2013	April 29 - June 7, 2013	February 8 - December 29, 2013	April 29 - June 7, 2013
	Net External Sales		Gross Profit		Adjusted EBITDA
	(In thousands)
North America	$2,442,522	$443,659	$739,613	$161,936	$618,322	$96,703
Europe	1,659,312	268,607	513,197	92,445	349,247	42,060
Asia/Pacific	1,240,147	238,013	272,879	78,367	135,851	36,276
Latam	504,425	94,914	166,242	29,520	74,428	10,201
RIMEA	393,156	67,679	128,405	26,456	45,834	12,074
Non-Operating	—	—	(168,565)	(5,389)	(58,279)	(25,005)
Consolidated Totals	$6,239,562	$1,112,872	$1,651,771	$383,335	$1,165,403	$172,309

	Predecessor
	April 30 - December 23, 2012
	Net External Sales	Gross Profit	Adjusted EBITDA
	(In thousands)
North America	$2,919,490	$1,100,531	$693,543
Europe	1,952,229	751,864	427,345
Asia/Pacific	1,500,596	459,789	185,211
Latam	605,688	206,912	74,398
RIMEA	460,057	169,385	63,146
Non-Operating	—	3,522	(105,487)
Consolidated Totals	$7,438,060	$2,692,003	$1,338,156

North America

Sales of the North America segment decreased $33 million, or 1.1%, to $2.44 billion for the Successor period and $444 million for the Predecessor period, respectively. Higher net price of 0.1% reflects price increases primarily in ketchup and other sauces and condiments in the U.S., largely offset by pricing decreases on U.S. Foodservice frozen soup and increased promotional activity on frozen appetizers and snacks, frozen potatoes and frozen meals and sides in the U.S. Volume was down 0.7% reflecting category softness in frozen potatoes and frozen nutritional entrees, along with a reduction in Heinz® ketchup promotional activity, and volume declines in U.S. Foodservice frozen soup, largely offset by 2.7% of incremental volume due to the extra week of sales to align to the new year end. Unfavorable Canadian exchange translation rates decreased sales 0.6%.

Gross profit decreased $199 million, or 18.1%, to $740 million for the Successor period and $162 million for the Predecessor period, and the gross profit margin decreased to 31.2% from 37.7%. These decreases are primarily due to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory ($174 million), net incremental amortization and depreciation of the preliminary step-up in basis of definite lived intangible and tangible assets and the reduction in pension costs due to the purchase accounting adjustment to deferred pension expense ($17 million). Adjusted EBITDA increased $21 million, or 3.1%, to $618 million for the Successor period and $97 million for the Predecessor period reflecting lower SG&A primarily related to the current year restructuring initiatives.

Europe

Heinz Europe sales decreased $24.3 million, or 1.2%, to $1.66 billion for the Successor period and $269 million for the Predecessor period. Volume was down 1.3% as soft category sales in the U.K., Italy and The Netherlands was largely offset by 1.8% of incremental volume due to the extra week of sales to align to the new year end as well as strong performance in Germany. Volume in the U.K. was also impacted by the strategic decision to realign promotional activity and by the timing of sales related to the Project Keystone(1) go-live in May 2013. Net pricing decreased 0.2% primarily reflecting higher pricing in Benelux and Eastern Europe which was more than offset by pricing declines in Italy. The divestitures of a small soup business in Germany decreased sales 1.1%. Favorable exchange translation rates increased sales 1.4%.

Gross profit decreased $146 million, or 19.4%, to $513 million for the Successor period and $92 million for the Predecessor period, while the gross profit margin decreased to 31.4% from 38.5%. These decreases are primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory ($107 million). Adjusted EBITDA decreased $36 million, or 8.4%, to $349 million for the Successor period and $42 million for the Predecessor period, reflecting the volume declines and reduced pricing noted above.

(1) Project Keystone is a multi-year global program designed to drive productivity and make Heinz much more competitive by adding capabilities, harmonizing global processes and standardizing our systems through SAP

Asia/Pacific

Heinz Asia/Pacific sales decreased $22 million, or 1.5%, to $1.24 billion for the Successor period and $238 million for the Predecessor period, as unfavorable exchange translation rates decreased sales by 6.3%. Volume increased 4.4% largely a result of the 1.7% of incremental volume due to the extra week of sales to align to the new year end and continued strong performance of Master® branded sauces in China and Heinz branded infant feeding products in China as well as frozen products in Japan and ABC® sauces in Indonesia. Pricing increased 0.4%, as price increases on ABC® sauces in Indonesia and Master® branded sauces in China were offset by higher promotion spending in Australia and New Zealand.

Gross profit decreased $108 million, or 23.6%, to $273 million for the Successor period and $78 million for the Predecessor period, while the gross profit margin decreased to 23.8% from 30.6%. These decreases are related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory ($84 million), net incremental amortization and depreciation of the preliminary step-up in basis of definite lived intangible and tangible assets and the increase in cost of products sold due to the purchase accounting adjustment to deferred foreign currency cash flow hedges ($18 million), as well as unfavorable foreign exchange translation rates. Adjusted EBITDA decreased $13 million, or 7.1%, to $136 million for the Successor period and $36 million for the Predecessor period, reflecting unfavorable exchange translation rates primarily in Australia, Japan and Indonesia.

Latin America

Sales for Latin America decreased $6 million, or 1.0%, to $504 million for the Successor period and $95 million for the Predecessor period. Volume increased 0.6% largely as a result of 1.9% of incremental volume due to the extra week of sales to align to the new year end and volume gains across the segment which were partially offset by the one extra month of sales reported in Brazil in the prior year as discussed above, the impact of which was split evenly between the Ketchup & Sauces and Meals & Snacks categories and mainly impacted Quero® branded sales. Pricing increased sales by 2.5%, largely due to price increases on Quero® branded products in Brazil, partially offset by price decreases in Venezuela. (See the “Venezuela- Foreign Currency and Inflation” section below for further discussion on inflation in Venezuela.) Foreign exchange translation rates decreased sales 4.2%.

Gross profit decreased $11 million, or 5.4%, to $166 million for the Successor period and $30 million for the Predecessor period while the gross profit margin decreased to 32.7% from 34.2%. The decrease in gross profit is primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory ($8 million) and the lower volume in Brazil resulting from the extra month of results in the prior year period, partially offset by reduced cost of products sold in Mexico following the switch to local production and the favorable impact of the higher pricing. Adjusted EBITDA increased $10 million, or 13.8%, to $74 million for the Successor period and $10 million for the Predecessor period, primarily reflecting reduced marketing across the segment and reduced general and administrative expenses in Brazil.

RIMEA

Sales for RIMEA increased $1 million, or 0.2%, to $393 million for the Successor period and $68 million for the Predecessor period. Volume increased 7.8% largely as a result of 2.2% of incremental volume due to the extra week of sales to align to the new year end, strong performance in Russia, and volume gains across the segment with the exception of India which experienced declines in Glucon D® and Complan® branded products. Pricing was flat as increases in Egypt and South Africa were offset by price declines in Russia. The divestiture of a non-core product line in Russia decreased sales by 1.8%. Foreign exchange translation rates decreased sales 5.9%.

Gross profit decreased $15 million, or 8.6%, to $128 million for the Successor period and $26 million for the Predecessor period while the gross profit margin decreased to 33.6% from 36.8%. The decrease in gross profit is primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory ($11 million) and commodity inflation primarily in India, partially offset by the expansion of higher margin Complan® branded products in Nigeria. Adjusted EBITDA decreased $5 million, or 8.3% to $46 million, for the Successor period and $12 million for the Predecessor period, primarily reflecting the reduction in gross profit.

Fiscal 2013 Company Results - Fiscal Year Ended April 28, 2013 compared to Fiscal Year Ended April 29, 2012

Sales for Fiscal 2013 increased $21 million, or 0.2%, to $11.53 billion. Volume increased 1.0%, as volume gains in emerging markets were partially offset by declines in the U.S., Continental Europe, Australia and Italy. Emerging markets volume included an extra month of results for Brazil, which was more than offset by the Company's decision to exit the T.G.I Friday's® frozen meals business in the U.S. Emerging markets, the Company's top 15 brands and global ketchup continued to be the Company's primary growth drivers, with organic sales growth of 16.8%, 3.6% and 4.6%, respectively (reported sales growth of 14.3%, 0.8%, and 2.8%, respectively). Net pricing increased sales by 2.1%, driven by price increases across the emerging markets, as well as in Continental Europe and U.S. Foodservice. Divestitures decreased sales by 0.3%, and unfavorable foreign exchange rates decreased sales by 2.5%.

Gross profit increased $201 million, or 5.0%, to $4.20 billion, and gross profit margin increased 170 basis points to 36.4%. Current year gross profit includes a $3.5 million charge related to the closure of a factory in South Africa. Excluding this charge and charges for productivity initiatives in Fiscal 2012, gross profit margin increased 60 basis points, and gross profit increased $74 million, or 1.8%, as the benefits from higher pricing, volume and productivity initiatives were offset by a $104 million unfavorable impact from foreign exchange and higher commodity costs.

SG&A increased $41 million, or 1.7%, to $2.53 billion, and increased as a percentage of sales to 22.0% from 21.7%. Current year SG&A includes the previously discussed special items of $12 million for the Foodstar earn-out settlement and $45 million in transaction-related costs associated with the Merger Agreement. Excluding these current year special items and charges for productivity initiatives in Fiscal 2012, SG&A increased $60 million, or 2.5%, to $2.48 billion and increased as a percentage of sales to 21.5% from 21.0%. The increase in aggregate spending reflects higher marketing spending, incremental investments in Project Keystone, and strategic investments to drive growth in emerging markets partially offset by a $66 million impact from foreign exchange translation rates, reduced pension expense and effective cost management in developed markets.

Operating income increased $159 million, or 10.6%, to $1.66 billion. Excluding the special items in the current year and charges for productivity initiatives in Fiscal 2012, operating income increased $14 million, or 0.8%, to $1.72 billion.

Net interest expense decreased $3 million, to $256 million, reflecting a $9 million decrease in interest expense and a $7 million decrease in interest income, both of which are driven by lower interest rates. Other expense, net, increased $54 million, to $62 million in the current year, primarily due to a $43 million currency translation loss previously discussed recorded during the fourth quarter of Fiscal 2013 resulting from the devaluation of the Venezuelan currency relative to the U.S. dollar, changing the official exchange rate from 4.30 to 6.30. The remaining increase is due to other currency losses this year compared to currency gains last year.

The effective tax rate for Fiscal 2013 decreased to 18.0% from 19.8% in the prior year on a reported basis. Excluding special items in the current year and productivity initiatives last year, the effective rate was 18.2% compared to 21.3% last year. The decrease in the effective tax rate is primarily the result of increased benefits from the revaluation of the tax basis of certain foreign assets, which includes our Fiscal 2013 reorganization, and reduced charges for the repatriation of current year foreign earnings. See below in "Liquidity and Financial Position" for further explanation. These amounts were partially offset by lower current year benefits from tax free interest and tax on income of foreign subsidiaries. The prior year also contained a benefit from the resolution of a foreign tax case. Both periods contained a benefit of approximately $15 million from the reversal of an uncertain tax position liability due to the expiration of the statute of limitations in a foreign tax jurisdiction as well as benefits in each year related to 200 basis point statutory tax rate reductions in the United Kingdom.

Income from continuing operations attributable to H. J. Heinz Corporation II was $1.09 billion, an increase of 11.6% compared to $974 million in the prior year on a reported basis. Excluding special items(2), income from continuing operations was $1.17 billion, an increase of 4.5% compared to $1.12 billion in the prior year excluding charges for productivity initiatives.

Adjusted EBITDA increased $38 million, or 1.9%, to $2.10 billion as one extra month of sales being reported in Brazil in the current year as the subsidiary's fiscal reporting was conformed to the Company's fiscal period, coupled with benefits from higher pricing, volume and productivity initiatives, was largely offset by higher commodity costs and higher marketing spending.

The impact of fluctuating translation exchange rates in Fiscal 2013 has had a relatively consistent impact on all components of operating income on the consolidated statement of income.

(2)
All Fiscal 2013 results excluding special items are non-GAAP measures used for management reporting and incentive compensation purposes. See “Non-GAAP Measures” section below for the reconciliation of all Fiscal 2013 non-GAAP measures to the reported GAAP measures.

FISCAL YEAR 2013 OPERATING RESULTS BY BUSINESS SEGMENT

North America

Sales of the North America segment decreased $21 million, or 0.5%, to $4.57 billion. Volume decreased 1.0% despite volume improvements in Heinz® ketchup and mayonnaise, Ore-Ida® and non-branded frozen potatoes, Classico® pasta sauces and Delimex® frozen snacks. These volume improvements were more than offset by the planned exit of T.G.I Friday's® frozen meals and volume declines in Smart Ones® frozen products, reflecting category softness and the discontinuation of bagged meals, in T.G.I Friday's® frozen snacks, and a decline in U.S. Foodservice frozen soup and ketchup. Higher net price of 1.2% reflects price increases in Heinz® ketchup and Smart Ones® frozen products, reflecting reduced promotions, price increases across the U.S. Foodservice product portfolio to offset commodity cost increases, partially offset by increased promotions on Ore-Ida® frozen potatoes. Sales were also unfavorably impacted by 0.5% from the Company's strategic decision to exit the Boston Market® license. Unfavorable Canadian exchange translation rates decreased sales 0.1%

Gross profit increased $24 million, or 1.4%, to $1.74 billion, and the gross profit margin increased to 38.1% from 37.4%. Gross margin increased as productivity improvements and slightly higher pricing more than offset increased commodity costs. Adjusted EBITDA increased $3 million, or 0.3%, to $1.11 billion, as the improvements in gross profit were offset by increased SG&A from higher marketing across the segment and costs related to the implementation of Project Keystone in Canada.

Europe

Heinz Europe sales decreased $143 million, or 4.5%, to $3.05 billion, reflecting a 3.2% decline from foreign exchange translation rates. Net pricing increased 0.8%, driven by lower promotions across Continental Europe and on Aunt Bessie's® frozen potatoes in the U.K., partially offset by higher promotions on Heinz® soup and beans in the U.K. Volume decreased 1.7%, as strong performance in Heinz® ketchup across the segment and Heinz® soup in the U.K. were more than offset by volume declines in Heinz® beans and pasta meals and frozen meals in the U.K. and the impact from weak economies and soft category sales in Italy and Continental Europe. Divestitures decreased sales 0.4%.

Gross profit decreased $64 million, or 5.1%, to $1.18 billion, while the gross profit margin decreased slightly to 38.6% from 38.9%. The gross margin decline reflects higher commodity costs, largely offset by higher pricing, productivity improvements and favorable cross currency rate movements related to the sourcing of finished goods across the European supply chain. Adjusted EBITDA decreased $18 million, or 2.7%, to $671 million, as the reduction in gross profit, unfavorable foreign exchange translation rates and increased investments in our emerging markets businesses were partially offset by lower SG&A costs reflecting reduced pension and incentive compensation expense.

Asia/Pacific

Heinz Asia/Pacific sales increased $48 million, or 2.1%, to $2.29 billion, despite unfavorable exchange translation rates decreasing sales by 1.9%. Volume increased 2.5%, largely a result of growth in ABC® products in Indonesia, strong performance in Japan and continued strong performance of Heinz® and Master® branded sauces in China. These increases were partially offset by declines in soup and infant feeding in Australia. Pricing increased 1.5%, due to ABC® products in Indonesia and Master® branded sauces in China, partially offset by higher promotional spending in Australia.

Despite unfavorable foreign exchange translation rates, gross profit increased $51 million, or 7.7%, to $710 million, and the gross profit margin increased to 31.0% from 29.4%. The higher gross margin reflects productivity improvements and higher pricing, partially offset by higher commodity costs, particularly sugar costs in Indonesia. Adjusted EBITDA increased by $37 million, or 14.9%, to $286 million, as improvements in gross profit were partially offset by increased SG&A costs due to investments in marketing and improved capabilities in our emerging markets businesses.

Latin America

Sales for Latin America increased $125 million, or 16.2%, to $900 million. Volume increased 13.0% due primarily to increases in both Quero® and Heinz® branded products in Brazil and Heinz® baby food in Mexico reflecting the launch of pouch packaging. Approximately 60% of the volume gains in Brazil are a result of the favorable impacts from marketing and promotional activities, increased distribution and the successful introduction of Heinz® branded ketchup into this market. Approximately one-third of the volume gains in this segment and 40% of Brazil's volume gains are a result of one extra month of sales reported in Brazil in the current year, as the business no longer requires an earlier closing date to facilitate timely reporting. This extra month impact was split evenly between the Ketchup & Sauces and Meals & Snacks categories and mainly impacted Quero® branded sales. Pricing across the region increased sales by 13.7%, largely due to price increases on Quero® branded products in Brazil as well as increases in Venezuela taken to mitigate inflation. Venezuela's pricing was still significantly favorable despite the unfavorable pricing impact of the devaluation of the Venezuelan currency relative to the U.S. dollar that occurred at the beginning of the fourth quarter of this year. (See the “Venezuela- Foreign Currency and Inflation” section below for further discussion on inflation in Venezuela.) Foreign exchange translation rates decreased sales 10.5%.

Gross profit increased $46 million, or 18.3%, to $300 million, due to strong results in Brazil which are a result of significant growth in this business and the extra month of results in the current year, partially offset by unfavorable foreign exchange translation rates and the impact from the Venezuelan currency devaluation. Gross profit margin increased slightly to 33.3% from 32.7% as higher pricing and productivity improvements were offset by increased commodity and other manufacturing costs particularly in Venezuela and Brazil. Adjusted EBITDA increased $6 million, or 6.6%, to $102 million, due to strong performance in Brazil.

RIMEA

Sales for RIMEA increased $13 million, or 1.8%, to $728 million. Volume increased 8.2% due primarily to our Russian business, Glucon D® and Nycil® branded products in India resulting from an excellent summer season and increased marketing, and Complan® nutritional beverages in the Middle East. These increases were partially offset by declines in Complan® nutritional beverages in India. Pricing across the region increased sales by 2.0%, largely due to higher pricing on Heinz® ketchup in Russia and Complan® nutritional beverages in India. Foreign exchange translation rates decreased sales 7.9%.

Gross profit increased $16 million, or 6.6%, to $266 million, and the gross margin increased to 36.6% from 34.9% primarily due to increased volume, higher pricing and favorable commodity costs primarily in Russia. Adjusted EBITDA increased $4 million, or 4.4%, to $97 million, due to strong sales performance partially offset by increased SG&A costs due to investments in marketing and improved capabilities in our Russian business.

Fiscal 2012 Company Results - Fiscal Year Ended April 29, 2012 compared to Fiscal Year Ended April 27, 2011

Sales for Fiscal 2012 increased $949 million, or 9.0%, to $11.51 billion. Net pricing increased sales by 3.7%, driven by price increases across the Company, particularly in the U.S., Latin America, U.K. and China. Volume decreased 0.1%, as favorable volume in emerging markets, Japan and Germany were more than offset by declines in the U.S., Australia and Italy. Emerging markets, global ketchup and the Company's top 15 brands continued to be the most significant growth drivers, with organic sales growth of 17.6%, 8.0%, and 5.0%, respectively (43.1%, 9.7% and 12.3%, respectively, reported). Acquisitions, net of divestitures, increased sales by 3.6%. Foreign exchange translation rates increased sales by 1.8%.

Gross profit increased $50 million, or 1.3%, to $3.99 billion however, the gross profit margin decreased 270 basis points to 34.7%. Excluding charges for productivity initiatives, gross profit increased $180 million, or 4.6%, to $4.12 billion, largely due to higher pricing, acquisitions and a $59 million favorable impact from foreign exchange, partially offset by lower volume and commodity cost inflation. Gross profit margin excluding charges for productivity initiatives reflected industry-wide price and cost pressure and decreased 160 basis points to 35.8%, resulting from higher commodity and other costs, the impact of acquisitions and unfavorable sales mix, partially offset by higher pricing and productivity improvements.

SG&A increased $236 million, or 10.4% to $2.49 billion. Excluding charges for productivity initiatives, SG&A increased $160 million, or 7.1% to $2.42 billion, and decreased as a percentage of sales to 21.0% versus 21.4% last year. This increase in SG&A reflects a $36 million unfavorable impact from foreign exchange translation rates, as well as increases from acquisitions, higher marketing spending and incremental investments in Project Keystone. In addition, selling and distribution costs were unfavorably impacted by higher fuel prices, particularly in the U.S., and general and administrative costs were higher as a result of strategic investments to drive growth in emerging markets, partially offset by effective cost management in developed markets and lower incentive compensation expense. SG&A, excluding marketing and charges for productivity initiatives, decreased as percentage of sales by 40 basis points, to 17.0%.

Operating income decreased $185 million, or 11.0%, to $1.50 billion. Excluding charges for productivity initiatives, operating income was up $20 million, or 1.2%, to $1.71 billion.

Net interest expense increased $8 million, to $258 million, reflecting a $20 million increase in interest expense, partially offset by a $12 million increase in interest income. The increase in interest income is mainly due to earnings on short-term investments and the increase in interest expense is largely due to interest rate mix in the Company's debt portfolio and acquisitions made in Fiscal 2011. Other expenses, net, decreased $13 million, to $8 million, primarily due to currency gains in Fiscal 2012 compared to currency losses in Fiscal 2011.

The effective tax rate for Fiscal 2012 was 19.8%. Excluding charges for productivity initiatives, the effective tax rate was 21.3% in Fiscal 2012 compared to 26.2% in Fiscal 2011. The decrease in the effective tax rate is primarily the result of the increased benefits from the revaluation of the tax basis of foreign assets, the reversal of an uncertain tax position liability due to the expiration of the statute of limitations in a foreign tax jurisdiction, the beneficial resolution of a foreign tax case, and lower tax on the income of foreign subsidiaries primarily resulting from a statutory tax rate reduction in the U.K. These benefits were partially offset by the Fiscal 2012 expense for changes in valuation allowances.

Income from continuing operations attributable to H. J. Heinz Corporation II was $974 million, a decrease of 5.3%. Excluding charges for productivity initiatives(3), income from continuing operations attributable to H. J. Heinz Corporation II was $1.12 billion compared to $1.03 billion in Fiscal 2011, an increase of 8.7%. This increase was largely due to higher sales and a lower effective tax rate, partially offset by a lower gross margin and investments in marketing, emerging markets capabilities and Project Keystone.

Adjusted EBITDA increased $31 million, or 1.5%, to $2.06 billion due to higher pricing, acquisitions and favorable impact from foreign exchange, partially offset by lower volume, commodity cost inflation, higher marketing spending and incremental investments in Project Keystone.

The impact of fluctuating translation exchange rates in Fiscal 2012 has had a relatively consistent impact on all components of operating income on the consolidated statement of income.

(3)
All Fiscal 2012 results excluding charges for productivity initiatives are non-GAAP measures used for management reporting and incentive compensation purposes. See “Non-GAAP Measures” section below for the reconciliation of all Fiscal 2012 non-GAAP measures to the reported GAAP measures.

FISCAL YEAR 2012 OPERATING RESULTS BY BUSINESS SEGMENT

North America

Sales of the North America segment decreased $18 million, or 0.4%, to $4.59 billion. Higher net price of 2.7% reflects price increases across the leading brands and reduced trade promotions. Despite volume gains from new product launches, overall volume declined 2.1% across most of our key brands reflecting reduced promotional activity, and ongoing weakness in restaurant foot traffic at some key U.S. Foodservice customers, which was beginning to improve at the end of Fiscal 2012, and the impact of price increases. Sales were also unfavorably impacted by 1.2% from the Company's strategic decision to exit the Boston Market® license effective July 2011. Favorable Canadian exchange translation rates increased sales 0.2%.

Gross profit decreased $78 million, or 4.4%, to $1.71 billion, and the gross profit margin decreased to 37.4% from 38.9%. Gross profit declined as higher pricing and productivity improvements were more than offset by increased commodity and fuel costs, lower volume and the impact from the exit of the Boston Market® license. The decline in gross margin is due to higher commodity costs and unfavorable sales mix. Adjusted EBITDA decreased $33 million, or 2.9% to $1.10 billion, as the decline in gross profit was partially offset by a decrease in general and administrative costs reflecting effective cost management, lower incentive compensation expenses and decreased selling and distribution costs largely due to lower volume.

Europe

Heinz Europe sales increased $167 million, or 5.5%, to $3.19 billion. Net pricing increased 3.7%, driven by price increases across Europe and reduced promotions in the U.K. Volume decreased by 0.2% as growth in ketchup across Europe, soup in the U.K. and sauces in Germany were offset by declines in Italian infant nutrition and frozen products in the U.K. The Italian infant nutrition business was unfavorably impacted by weakness in the Italian economy and corresponding softness in the category. Favorable foreign exchange translation rates increased sales by 2.0%.

Gross profit increased $39 million, or 3.2%, to $1.24 billion, while the gross profit margin decreased to 38.9% from 39.8%. The increase in gross profit is due to favorable net pricing, increased volume and foreign exchange translation rates. The decrease in the gross margin reflects the benefits from higher pricing and productivity improvements which were more than offset by higher commodity costs, unfavorable sales mix and a Fiscal 2011 gain on the sale of distribution rights on Amoy® products to ethnic channels in the U.K. Adjusted EBITDA increased $22 million, or 3.3%, to $690 million, due to higher pricing, increased volume and favorable foreign currency translation, partially offset by increased marketing investments.

Asia/Pacific

Heinz Asia/Pacific sales increased $255 million, or 12.9%, to $2.24 billion. Favorable exchange translation rates increased sales by 7.0%. The acquisition of Foodstar in China during the third quarter of Fiscal 2011 increased sales 3.7%. Pricing increased 1.6% and volume increased 0.6%. Total segment volume was negatively impacted by poor operating results in Australia. The Australian business has been impacted by a challenging market environment, higher promotions and reduced market demand. Price increases were realized on ABC® products in Indonesia, and Heinz® infant feeding products in China. Significant volume growth occurred in frozen potatoes and sauces in Japan, ABC® sauces in Indonesia, and Heinz® and Master® branded sauces and Heinz® branded infant feeding products in China.

Gross profit increased $57 million, or 9.4%, to $658 million, and the gross profit margin decreased to 29.4% from 30.4%. The increase in gross profit largely reflects favorable net pricing and foreign exchange translation rates and the Foodstar acquisition, partially offset by weakness in Australia, and a Fiscal 2011 gain from the favorable renegotiation of a long-term supply contract in Australia. The decline in gross margin is a result of higher commodity costs and poor operating results in Australia which were only partially offset by higher pricing and productivity improvements. SG&A increased as a result of foreign exchange translation rates, the Foodstar acquisition, increased marketing and investments to improve capabilities in our emerging markets businesses. Adjusted EBITDA decreased by $9 million, or 3.6%, to $249 million, primarily reflecting results in Australia.

Latin America

Sales for Latin America increased $490 million, or 171.8%, to $775 million. The acquisition of Coniexpress S.A. Industrias Alimenticias ("Coniexpress" or "Quero") in Brazil , which was completed at the end of Fiscal 2011, increased sales 126.2%. Higher pricing increased sales by 32.9%, largely due to price increases in Venezuela taken to mitigate inflation. (See the “Venezuela - Foreign Currency and Inflation” section below for further discussion on inflation in Venezuela.) Volume increased 13.3% mainly due to increases in Heinz® ketchup and baby food in Venezuela. Volume was unfavorably impacted in Fiscal 2011 by labor disruptions which occurred in Venezuela. Foreign exchange translation rates decreased sales 0.6%.

Gross profit increased $153 million, or 152.4%, to $253 million, due mainly to the Quero acquisition in Brazil and higher pricing and volume, partially offset by increased commodity costs. The gross profit margin declined to 32.7% from 35.2% primarily reflecting the impact of the Quero acquisition. Adjusted EBITDA increased $62 million, or 183.3%, to $93 million resulting from higher pricing and volume and the Quero acquisition.

RIMEA

Sales for RIMEA increased $54 million, or 8.2%, to $715 million. Higher pricing increased sales by 5.0%, largely due to price increases in Complan® products in India. Volume increased 6.4% mainly due to increases in Heinz® branded sauces in Russia, Complan® nutritional beverages in India, ketchup and sauces in South Africa and improvements across product categories in the Middle East. Volume declines were noted in Glucon D® and Nycil® branded products in India. Foreign exchange translation rates decreased sales 3.1%.

Gross profit increased $7 million, or 3.0%, to $250 million, due mainly to higher pricing and volume, partially offset by increased commodity costs. The gross profit margin declined to 34.9% from 36.7% primarily reflecting higher commodity costs primarily in India. Fiscal 2011 also included the gain from the sale of a factory in India. Adjusted EBITDA increased $10 million, or 11.6%, to $93 million resulting from higher pricing and volume.

Liquidity and Financial Position

In connection with the Merger, the cash consideration was funded from equity contributions from the Sponsors and cash of the Company, as well as proceeds received by Merger Subsidiary in connection with the following debt financing pursuant to the Senior Credit Facilities and the Notes:

•
$9.5 billion in senior secured term loans, with tranches of 6 and 7 year maturities and fluctuating interest rates based on, at the Company's election, base rate or LIBOR plus a spread on each of the tranches, with respective spreads ranging from 125-150 basis points for base rate loans with a 2% base rate floor and 225-250 basis points for LIBOR loans with a 1% LIBOR floor. Prior to the Merger, Merger Subsidiary entered into interest rate swaps to mitigate exposure to the variable interest rates on these term loans and as a result, the rate on future interest payments beginning in January 2015 and extending through July 2020 have been fixed at an average fixed rate of 4.5%,

•
$2.0 billion senior secured revolving credit facility with a 5 year maturity and a fluctuating interest rate based on, at the Company's election, base rate or LIBOR, with respective spreads ranging from 50-100 basis points for base rate loans and 150-200 basis points for LIBOR loans, on which nothing is currently drawn, and

•	$3.1 billion of 4.25% secured second lien notes with a 7.5 year maturity, which are required to be exchanged within one year of consummation of the Merger Agreement for registered notes.

On June 7, 2013, Merger Subsidiary's indebtedness was assumed by the Company, substantially increasing the Company's overall level of debt. Refer to Item 8 – “Consolidated Financial Statements and Supplementary Data – Note 10 – Debt and Financing Arrangements" for a more thorough discussion of our new debt arrangements.

Cash provided by operating activities was $35 million for the Successor period and cash used for operating activities was $372 million for the Predecessor period, compared to cash provided by operating activities of $350 million for the eight months ended December 23, 2012. The decline reflects the operating loss in the transition period resulting from merger and restructuring related costs and charges incurred on the early extinguishment of debt. The decline also reflects unfavorable movements in accounts payable and income taxes, additional pension funding, partially offset by favorable movements in inventories.
Cash provided by operating activities in Fiscal 2013 was $1.39 billion compared to $1.49 billion in Fiscal 2012. The decline reflects unfavorable movements in receivables, inventories and income taxes as well as increased pension contributions and cash paid in the current year for transaction costs related to the Merger. The unfavorable movement in receivables is largely due to an increase in cash received under the accounts receivable securitization program during Fiscal 2013. These were partially offset by favorable movements in payables. In addition, the settlement of the Foodstar earn-out resulted in a cash payment of $60 million, of which $15 million was reported in cash from operating activities and $45 million was reported in cash from financing activities on the consolidated cash flow statement. Cash paid in Fiscal 2013 for Fiscal 2012 productivity initiatives was $74 million ($29 million of which were capital expenditures) compared to $122 million ($25 million of which were net capital expenditures) in the prior year.
For Fiscal 2012, cash provided by operating activities was $1.49 billion compared to $1.58 billion in Fiscal 2011. The decline in Fiscal 2012 versus Fiscal 2011 reflects the cash impact of spending on productivity initiatives, as well as unfavorable movements in accounts payable and accrued income taxes, partially offset by favorable movements in receivables and inventories. Cash required for productivity initiatives was $122 million.

Cash used for investing activities totaled $21.7 billion for the Successor period and $89.8 million for the Predecessor period, compared to $205 million for the eight months ended December 23, 2012. Reflected in our cash flows used in investing activities for the Successor period is the merger consideration, net of cash on hand, of $21.5 billion.

For Fiscal 2013, cash used for investing activities totaled $373 million compared to $402 million in Fiscal 2012. Capital expenditures totaled $399 million (3.4% of sales) compared to $419 million (3.6% of sales) in Fiscal 2012, which was in-line with planned levels. Proceeds from disposals of property, plant and equipment were $19 million compared to $10 million in Fiscal 2012. The increase was primarily due to cash received for the sale of land in Indonesia in the current year. Proceeds from divestitures were $17 million in Fiscal 2013 compared to $4 million in Fiscal 2012. The Fiscal 2013 decrease in restricted cash was $4 million compared to an increase in restricted cash of $39 million in Fiscal 2012, which primarily represented collateral that the Company was required to maintain in connection with a total rate of return swap entered into during the third quarter of Fiscal 2012. Cash received for the sale of short-term investments in Brazil in Fiscal 2012 was $57 million.

For Fiscal 2012, cash used for investing activities totaled $402 million compared to $950 million of Fiscal 2011. Capital expenditures totaled $419 million (3.6% of sales) compared to $336 million (3.1% of sales) in Fiscal 2011, which was in-line with planned levels. Higher capital spending reflects increased investments in Project Keystone, capacity projects in emerging markets and productivity initiatives. Cash paid for acquisitions in Fiscal 2012 totaled $3 million compared to $618 million in Fiscal 2011 primarily related to Coniexpress in Brazil and Foodstar in China.

Cash provided by financing activities totaled $24.1 billion for the Successor period and $85.4 million for the Predecessor period, compared to cash used for financing activities of $824 million in the eight months ended December 23, 2012. The Merger was funded by equity contributions from the Sponsors totaling $16.5 billion as well as proceeds of approximately $11.5 billion under Senior Credit Facilities (of which $9.5 billion was drawn at the close of the transaction), and $3.1 billion upon the issuance of the Notes. The Company used such proceeds, which was partially offset by $320.8 million of debt issuance costs, to repay $4.2 billion of the Predecessor's outstanding short and long term debt and associated hedge contracts. Net cash used in the eight months of Fiscal 2013 primarily related to an additional interest acquired in Coniexpress for $80 million and dividend payments of $334 million.

For Fiscal 2013, cash provided by financing activities totaled $257 million compared to cash used of $363 million in Fiscal 2012.

•
Proceeds from long-term debt were $205 million in Fiscal 2013 and $1.91 billion in Fiscal 2012. During the first quarter of Fiscal 2013, the Company entered into a new variable rate three year 15 billion Japanese yen denominated credit agreement. The proceeds were swapped to 188.5 million U.S. dollars and the interest rate was fixed at 2.22%. During the fourth quarter of Fiscal 2012, the Company issued $300 million 1.50% Notes due 2017 and $300 million 2.85% Notes due 2022. During the second quarter of Fiscal 2012, the Company issued $300 million 2.00% Notes due 2016 and $400 million 3.125% Notes due 2021. During the first quarter of Fiscal 2012, the Company issued $500 million of private placement notes at an average interest rate of 3.48% with maturities of three, five, seven and ten years. Additionally, during the first quarter of Fiscal 2012, the Company issued $100 million of private placement notes at an average interest rate of 3.38% with maturities of five and seven years.

•
Fiscal 2013 proceeds from debt issuances were used to terminate a variable rate three year 15 billion Japanese yen denominated credit agreement that was due October 2012, and settle the associated swap, which had an immaterial impact to the Company's consolidated statement of income. Overall, payments on long-term debt were $224 million in Fiscal 2013 compared to $1.44 billion in Fiscal 2012. The prior year proceeds from debt issuances were used for the repayment of commercial paper and to pay off the Company's $750 million of notes which matured on July 15, 2011 and $600 million notes which matured on March 15, 2012.

•	Net proceeds on commercial paper and short-term debt were $1.09 billion in Fiscal 2013 compared to net payments of $43 million in Fiscal 2012.

•
Cash payments for treasury stock purchases, net of cash from option exercises, used $26 million of cash in the Fiscal 2013 compared to $119 million in Fiscal 2012. The Company repurchased 2.4 million shares of stock at a total cost of $139 million in Fiscal 2013 and 3.9 million shares of stock at a total cost of $202 million in Fiscal 2012. Under the terms of the Merger Agreement, the Company suspended its share repurchase program from February 13, 2013 through the closing of the acquisition on June 7, 2013.

•
Dividend payments totaled $666 million in Fiscal 2013, compared to $619 million in Fiscal 2012, reflecting an increase in the annualized dividend per common share to $2.06. Until the effective time of the Merger, the Merger Agreement permitted the Company to continue to declare and pay regular quarterly cash dividends not to exceed $0.515 per share of common stock with record dates and payment dates that were substantially consistent with the Company's past practice. The Merger Agreement did not permit the Company to pay a prorated dividend for the quarter in which the merger was completed.

•
During the first quarter of Fiscal 2013, the Company acquired an additional 15% interest in Coniexpress S.A. Industrias Alimenticias ("Coniexpress") for $80 million. Prior to the transaction, the Company owned 80% of this business. During the second quarter of Fiscal 2012, the Company acquired an additional 10% interest in P.T. Heinz ABC Indonesia for $55 million. P.T. Heinz ABC Indonesia is a subsidiary of the Company that manufacturers Asian sauces and condiments as well as juices and syrups. Prior to the transaction, the Company owned 65% of this business.

For Fiscal 2011, cash used for financing activities totaled $483 million. Proceeds from long-term debt were $230 million relating to a variable rate, three-year 16 billion Japanese yen denominated credit agreement which was swapped to $193 million and the interest rate was fixed at 2.66%. Payments on long-term debt were $46 million as the proceeds discussed above were used in the funding of the Foodstar acquisition and for general corporate purposes. Net payments on commercial paper and short-term debt were $193 million. Cash proceeds from option exercises, net of treasury stock purchases, provided $85 million of cash. The Company purchased 1.4 million shares of stock at a total cost of $70 million. Dividend payments totaled $580 million.

At December 29, 2013, the Company had total debt of $14.87 billion and cash and cash equivalents of $2.46 billion.

In order to more efficiently manage foreign cash, we had a taxable distribution of earnings from certain foreign subsidiaries to the U.S. in the Predecessor period ended June 7, 2013 totaling approximately $420 million which resulted in a charge to our provision for income taxes of approximately $100 million in the same period. We were able to use existing foreign tax credit carryforwards to offset the tax liability created by such distributions such that there were no incremental cash taxes incurred in the period.  Prior to the Merger, our intent was to reinvest the accumulated earnings of our foreign subsidiaries in our international operations, except where remittance could be made tax free in certain situations, and our plans did not demonstrate a need to repatriate them to fund our cash requirements in the U.S. and, accordingly, a liability for the related deferred income taxes was not reflected in the Company's financial statements as of April 28, 2013. While we continue to expect to reinvest a substantial portion of the future earnings of our foreign subsidiaries in our international operations, as of the Acquisition date we determined that a portion of our accumulated unremitted foreign earnings are likely to be needed to meet U.S. cash needs. For the portion of unremitted foreign earnings preliminarily determined not to be permanently reinvested, a deferred tax liability of approximately $345 million is recorded. The Company currently anticipates repatriating the majority of the accumulated unremitted earnings which are no longer permanently reinvested during 2014 resulting in the utilization of a substantial portion of its foreign tax credit carryforwards. As of December 29, 2013, the Company has not yet finalized its estimate of acquisition date deferred taxes associated with repatriation plans and further adjustments of this estimate may be made as the purchase price allocation is finalized during the measurement period.

At December 29, 2013, approximately $1.4 billion of cash and short-term investments were held by international subsidiaries. A portion of the undistributed earnings of certain of the subsidiaries is not considered to be permanently reinvested for which deferred taxes of $345 million have been provided or taxes have been previously paid.  As a result, the Company can repatriate up to $2.6 billion of cash to the U.S. without incurring any additional tax expense.  For those undistributed earnings considered to be permanently reinvested, our intent is to reinvest these funds in our international operations and our current plans do not demonstrate a need to repatriate the accumulated earnings to fund our U.S. cash requirements.   If we decide at a later date to repatriate these funds to the U.S., the Company would be required to provide taxes on these amounts based on the applicable U.S. tax rates net of credits for foreign taxes already paid.

Berkshire Hathaway has an $8.0 billion preferred stock investment in Parent which requires a 9.0% annual dividend to be paid quarterly in cash or in-kind.  The Company made two distributions totaling $360 million in cash to Holdings during the Successor period and expects to continue to make quarterly cash distributions to fund this dividend.

The Company will continue to monitor the credit markets to determine the appropriate mix of long-term debt and short-term debt going forward. The Company believes that its operating cash flow, existing cash balances, together with the credit facilities and other available capital market financing, will be adequate to meet the Company's cash requirements for operations, including capital spending, debt maturities and interest payments. While the Company is confident that its needs can be financed, there can be no assurance that increased volatility and disruption in the global capital and credit markets will not impair its ability to access these markets on commercially acceptable terms.

Contractual Obligations and Other Commitments
Contractual Obligations
The Company is obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. In addition, the Company has purchase obligations for materials, supplies, services and property, plant and equipment as part of the ordinary conduct of business. A few of these obligations are long-term and are based on minimum purchase requirements. Certain purchase obligations contain variable pricing components, and, as a result, actual cash payments are expected to fluctuate based on changes in these variable components. Due to the proprietary nature of some of the Company’s materials and processes, certain supply contracts contain penalty provisions for early terminations. The Company does not believe that a material amount of penalties is reasonably likely to be incurred under these contracts based upon historical experience and current expectations.

The following table represents the contractual obligations of the Company as of December 29, 2013:

	Fiscal Year
	2014	2015-2016	2017-2018	2019 Forward	Total
	(In thousands)
Long Term Debt(1)	$585,724	$1,608,122	$1,479,042	$16,886,521	$20,559,409
Capital Lease Obligations	13,154	21,826	6,334	10,439	51,753
Operating Leases	137,360	112,919	91,320	160,237	501,836
Purchase Obligations	1,309,655	454,390	160,057	132,709	2,056,811
Other Long Term Liabilities Recorded on the Balance Sheet	113,576	144,671	106,791	317,131	682,169
Total	$2,159,469	$2,341,928	$1,843,544	$17,507,037	$23,851,978

(1)
Amounts include expected cash payments for interest on fixed rate long-term debt and fixed payments on interest rate swap contracts beginning in 2015 used to mitigate the variable interest payments on the Term Loans Facilities (see Item 8 – “Consolidated Financial Statements and Supplementary Data – Note 10 – Debt and Financing Arrangements”). Due to the uncertainty of forecasting expected variable rate interest payments on the Term Loan Facilities up until 2015 and other variable rate debt not covered by such swap contracts, those amounts are not included in the table.

Other long-term liabilities primarily consist of certain specific incentive compensation arrangements and pension and postretirement benefit commitments. Pension benefits are expected to continue into the foreseeable future, but the Company has not included anything in the 2019 Forward column as it is unable to estimate the amount of such benefit payments. Defined benefit plan contributions for the next fiscal year are expected to be approximately $67 million; however, actual contributions may be affected by pension asset and liability valuation changes during the year. Payments of postretirement benefits for the next fiscal year are expected to be approximately $14.7 million. Long-term liabilities related to income taxes and insurance accruals included on the consolidated balance sheet are excluded from the table above as the Company is unable to estimate the timing of the payments for these items.
At December 29, 2013, the total amount of gross unrecognized tax benefits for uncertain tax positions, including an accrual of related interest and penalties along with positions only impacting the timing of tax benefits, was approximately $62 million. The timing of payments will depend on the progress of examinations with tax authorities. The Company does not expect a significant tax payment related to these obligations within the next year. The Company is unable to make a reasonably reliable estimate as to when any significant cash settlements with taxing authorities may occur.

Off-Balance Sheet Arrangements and Other Commitments
The Company does not have guarantees or other off-balance sheet financing arrangements that we believe are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.
As of April 28, 2013, the Company was a party to two operating leases for buildings and equipment, one of which also includes land, under which the Company has guaranteed supplemental payment obligations of approximately $150 million at the termination of these leases. On June 3, 2013, the Company paid $88.7 million to buy-out one of these leases and recorded it within Property, plant and equipment on the balance sheet as of that date.
On May 31, 2013, the Company entered into an amendment of the $175 million accounts receivables securitization program that extended the term until May 30, 2014. Prior to this amendment, the Company accounted for transfers of receivables pursuant to this program as a sale and removed them from the consolidated balance sheet. This amendment results in the transfers no longer qualifying for sale treatment under U.S. GAAP. As a result, all transfers are accounted for subsequent to this amendment as secured borrowings and the receivables sold pursuant to this program are included on the balance sheet as trade receivables, along with the Deferred Purchase Price. The amount of trade receivables included on the balance sheet at December 29, 2013 which are acting as collateral for these borrowings was $140 million. The Company acted as servicer for $159 million and $162 million of U.S. trade receivables sold through this program that were not recognized on the balance sheet as of April 28, 2013 and April 29, 2012, respectively. In addition, the Company acted as servicer for approximately $76.5 million, $184 million and $206 million of trade receivables which were sold to unrelated third parties without recourse as of December 29, 2013, April 28, 2013 and April 29, 2012, respectively.

The Company has not recorded any servicing assets or liabilities as of December 29, 2013 and April 28, 2013 for the arrangements discussed above because the fair value of these servicing agreements as well as the fees earned were not material to the financial statements.
No significant credit guarantees existed between the Company and third parties as of December 29, 2013.

Market Risk Factors
The Company is exposed to market risks from adverse changes in foreign exchange rates, interest rates, commodity prices and production costs. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.
Foreign Exchange Rate Sensitivity:  The Company’s cash flow and earnings are subject to fluctuations due to exchange rate variation. Foreign currency risk exists by nature of the Company’s global operations. The Company manufactures and sells its products on six continents around the world, and hence foreign currency risk is diversified.
The Company may attempt to limit its exposure to changing foreign exchange rates through both operational and financial market actions. These actions may include entering into forward contracts, option contracts, or cross currency swaps to hedge existing exposures, firm commitments and forecasted transactions. The instruments are used to reduce risk by essentially creating offsetting currency exposures.
The following table presents information related to foreign currency contracts held by the Company:

	Aggregate Notional Amount			Net Unrealized Gains/(Losses)
	December 29, 2013	April 28, 2013	April 29, 2012	December 29, 2013	April 28, 2013	April 29, 2012
	(In millions)
Purpose of Hedge:
Intercompany cash flows	$1,300	$402	$1,090	$(1)	$(3)	$13
Forecasted purchases of raw materials and finished goods and foreign currency denominated obligations	753	422	578	34	21	(5)
Forecasted sales and foreign currency denominated assets	397	49	245	1	11	9
Net investment hedges	8,300	—	—	(191)	—	—
	$10,750	$873	$1,913	$(157)	$29	$17

As of December 29, 2013, the Company’s foreign currency contracts mature within two years. Contracts that meet qualifying criteria are accounted for as either foreign currency cash flow hedges, fair value hedges or net investment hedges of foreign operations. Any gains and losses related to contracts that do not qualify for hedge accounting are recorded in current period earnings in other income and expense.

We have numerous investments in our foreign subsidiaries, the net assets of which are exposed to volatility in foreign currency exchange rates. Beginning in October 2013, we have used cross currency swaps to hedge a portion of our net investment in such foreign operations against adverse movements in exchange rates. We designated cross currency swap contracts with a total notional value of $8.3 billion between pound sterling and USD, the Euro and USD, the Australian Dollar and USD, and the Japanese Yen and USD, as net investment hedges of a portion of our equity in foreign operations in those currencies. The component of the gains and losses on our net investment in these designated foreign operations driven by changes in foreign exchange rates, are economically offset by movements in the fair values of our cross currency swap contracts. The fair value of the swaps is calculated each period with changes in fair value reported in foreign currency translation adjustments within accumulated other comprehensive income (loss), net of tax. The net unrealized loss totaled $(190.6) million as of December 29, 2013. Such amounts will remain in other comprehensive income (loss) until the complete or substantially complete liquidation of our investment in the underlying foreign operations.
Substantially all of the Company’s foreign business units’ financial instruments are denominated in their respective functional currencies. Accordingly, exposure to exchange risk on foreign currency financial instruments is not material. (See Note 15, “Derivative Financial Instruments and Hedging Activities” in Item 8—“Financial Statements and Supplementary Data.”)
Interest Rate Sensitivity:  The Company is exposed to changes in interest rates primarily as a result of its borrowing and investing activities used to maintain liquidity and fund business operations. The nature and amount of the Company’s long-term and short-term debt can be expected to vary as a result of future business requirements, market conditions and other factors. The

Company’s debt obligations totaled $14.87 billion, $6.01 billion (including $122 million relating to hedge accounting adjustments) and $5.03 billion (including $128 million relating to hedge accounting adjustments) at December 29, 2013, April 28, 2013 and April 29, 2012, respectively. The Company’s debt obligations are summarized in Note 10, “Debt and Financing Arrangements” in Item 8—“Financial Statements and Supplementary Data.”
In order to manage interest rate exposure, the Company historically utilized interest rate swaps to convert fixed-rate debt to floating. These derivatives were primarily accounted for as fair value hedges. Accordingly, changes in the fair value of these derivatives, along with changes in the fair value of the hedged debt obligations that were attributable to the hedged risk, were recognized in current period earnings.
The following table presents additional information related to interest rate contracts designated as fair value hedges by the Company (these derivatives were terminated as part of the Merger agreement):

	April 28, 2013	April 29, 2012
	(Dollars in millions)
Pay floating swaps—notional amount	$160	$160
Net unrealized gains	$33	$36
Weighted average maturity (years)	7.2	8.2
Weighted average receive rate	5.87%	6.09%
Weighted average pay rate	1.48%	1.57%

Prior to the Merger date, Merger Subsidiary entered into interest rate swaps to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the acquisition date, and as such, we recognized the fair value of these instruments as an asset with income of $118 million in the Successor period. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary. Upon consummation of the acquisition, these interest rate swaps with an aggregate notional amount of $9 billion met the criteria for hedge accounting and were designated as hedges of future interest payments. The net unrealized gains on the interest rate swaps was $148 million as of December 29, 2013 and the weighted average maturity of the contracts is 6.2 years. The swap agreements do not become effective until January 2, 2015, therefore there have been no amounts exchanged through the eight months ended December 29, 2013.

The Company entered into a three-year total rate of return swap with an unaffiliated international financial institution during the third quarter of Fiscal 2012 with a notional amount of $119 million. This instrument was being used as an economic hedge to reduce the interest cost related to the Company's $119 million remarketable securities. The swap was being accounted for on a full mark-to-market basis through current earnings, with gains and losses recorded as a component of interest income. As a result of the Merger, the remarketable securities were repaid and the associated total rate of return swap was terminated. During the fiscal year ended April 28, 2013, the Company recorded a $2 million reduction in interest income, representing changes in the fair value of the swap and interest earned on the arrangement. Net unrealized losses totaled $1 million as of April 28, 2013. In connection with this swap, the Company was required to maintain a restricted cash collateral balance of $34 million with the counterparty for the term of the swap. See Note 15, “Derivative Financial Instruments and Hedging Activities” in Item 8-“Financial Statements and Supplementary Data” for additional information.

The Company had outstanding cross-currency interest rate swaps with a total notional amount of $316 million and $386 million as of April 28, 2013 and April 29, 2012, respectively, which were designated as cash flow hedges of the future payments of loan principal and interest associated with certain foreign denominated variable rate debt obligations. As a result of the merger, these contracts were terminated in May 2013. As a result of exchange rate movement between the Japanese Yen and the U.S. Dollar throughout the fiscal year, net losses of $70 million on the cross-currency derivatives were reclassified from other comprehensive loss to other expense, net during Fiscal 2013. This net loss on the derivative was offset by a currency gain on the principal balance of the underlying debt obligation. Net unrealized (losses)/gains related to these swaps totaled $(72) million and $20 million as of April 28, 2013 and April 29, 2012, respectively.

Effect of Hypothetical 10% Fluctuation in Market Prices:  As of December 29, 2013, the potential gain or loss in the fair value of the Company’s outstanding foreign currency contracts, interest rate contracts and cross-currency interest rate swaps assuming a hypothetical 10% fluctuation in currency and swap rates would be approximately:

Fair Value Effect
(In millions)
Foreign currency contracts	$27
Interest rate swap contracts	$82
Cross-currency interest rate swaps	$1,068

However, it should be noted that any change in the fair value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items. In relation to currency contracts, this hypothetical calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar.

Venezuela- Foreign Currency and Inflation

The Company applies highly inflationary accounting to its business in Venezuela. Under highly inflationary accounting, the financial statements of our Venezuelan subsidiary are remeasured into the Company's reporting currency (U.S. dollars) and exchange gains and losses from the remeasurement of monetary assets and liabilities are reflected in current earnings, rather than accumulated other comprehensive loss on the balance sheet, until such time as the economy is no longer considered highly inflationary. The impact of applying highly inflationary accounting for Venezuela on our consolidated financial statements is dependent upon movements in the official exchange rate between the Venezuelan bolivar fuerte and the U.S. dollar and the amount of net monetary assets and liabilities included in our subsidiary's balance sheet.

On March 18, 2013, the Venezuelan government announced the creation of a new foreign exchange mechanism called the Complimentary System of Foreign Currency Acquirement (or SICAD, which stands for Sistema Complimentario de Administración de Divisas). It operates similar to an auction system and allows entities in specific sectors to bid for U.S. dollar to be used for specified import transactions. In December 2013, the regulation that created the SICAD mechanism was amended to require the Central Bank of Venezuela to include on its website the weekly average exchange rate implied by transactions settled via the SICAD auction mechanism. For the weeks of December 23 and December 30, 2013, the SICAD rate posted on the website of the Central Bank of Venezuela was 11.3 BsF/US$. The Company settles its foreign currency denominated payables through the Venezuelan currency exchange board, known as CADIVI. In January 2014, the Venezuelan government announced the formation of the National Center of Foreign Trade (CENCOEX) to replace CADIVI. In addition, the government changed SICAD to include certain types of transactions, including dividends and royalties. The Company has never participated in the SICAD mechanism and has no plans to do so. As a result, the official exchange rate will continue to be used to remeasure the financial statements into U. S. dollars.
On February 8, 2013, the Venezuelan government announced the devaluation of its currency relative to the U.S. dollar, changing the official exchange rate from 4.30 to 6.30 BsF/US$. As a result, the Company recorded a $43 million pre-tax currency translation loss, which was reflected within other expense, net, on the consolidated statement of income during the fourth quarter of Fiscal 2013 ($39 million after-tax loss).
During Fiscal 2012, the Venezuelan government announced that it will be instituting price controls on a number of food and personal care products sold in the country.   Such controls have impacted the products that the Company currently sells within this country. In Fiscal 2013, sales in Venezuela represented approximately 3% of the Company's total sales.
The amount of net monetary assets and liabilities included in our subsidiary's balance sheet was $109 million at December 29, 2013 translated at the official exchange rate of 6.30 BsF/US$.

Recently Issued Accounting Standards
See Note 3 to the Consolidated Financial Statements in Item 8-“Financial Statements and Supplementary Data” of this Form 10-K.

Non-GAAP Measures

Included in this report are measures of financial performance that are not defined by generally accepted accounting principles in the United States (“GAAP”). Each of the measures is used in reporting to the Company's executive management and as a component of the Board of Directors' measurement of the Company's performance for incentive compensation purposes.

Management and the Board of Directors believed that these measures provided useful information to investors, and included these measures in other communications to investors.

For each of these non-GAAP financial measures, a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure has been provided. In addition, an explanation of why management believes the non-GAAP measure provides useful information to investors and any additional purposes for which management uses the non-GAAP measure are provided below. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

Results Excluding Special Items

Management believes that this measure provides useful information to investors because it is the profitability measure used to evaluate earnings performance on a comparable year-over-year basis.

Transition Period Results Excluding Charges for Productivity Initiatives and Merger Related Costs

The adjustments were charges in the transition period for productivity initiatives and merger related costs that, in management's judgment, significantly affect the year-over-year assessment of operating results. See "The Merger" and “Transition Period Productivity Initiatives” sections for further explanation of these charges and the following reconciliation of the Company's Successor and Predecessor results excluding charges for merger related costs and productivity initiatives to the relevant GAAP measure.

	Successor
	February 8 - December 29, 2013
(Continuing Operations)	Sales	Gross Profit	SG&A	Merger Related Costs	Operating (Loss) / Income	Unrealized gain on derivative instruments	Pre-Tax (Loss) / Income	Net (Loss) / Income attributable to H. J. Heinz Corporation II
	(In thousands)
Reported results	$6,239,562	$1,651,771	$1,501,807	$157,938	$(7,974)	$117,934	$(297,705)	$(71,385)
Charges for productivity initiatives and merger related costs, and unrealized gain on derivative instruments	—	168,667	239,332	157,938	565,936	117,934	475,142	336,547
Results excluding charges for productivity initiatives and merger related costs, and unrealized gain on derivative instruments	$6,239,562	$1,820,438	$1,262,475	$—	$557,962	$—	$177,437	$265,162

	Predecessor
	April 29 - June 7, 2013
(Continuing Operations)	Sales	Gross Profit	SG&A	Merger Related Costs	Operating Income	Pre-Tax (Loss) / Income	Net Loss attributable to H. J. Heinz Corporation II
	(In thousands)
Reported results	$1,112,872	$383,335	$243,364	$112,188	$27,783	$(130,327)	$(194,298)
Charges for productivity initiatives and merger related costs	—	5,725	317	112,188	118,230	247,598	180,643
Results excluding charges for productivity initiatives and merger related costs	$1,112,872	$389,060	$243,047	$—	$146,013	$117,271	$(13,655)

There were no such adjustments in the eight months ended December 23, 2012.

Fiscal 2013 Results Excluding Special Items

The special items are charges in Fiscal 2013 related to the following that, in management's judgment, significantly affect the year-over-year assessment of operating results:

•
Transaction-related costs, including legal, accounting and other professional fees, recorded during the fourth quarter of Fiscal 2013 as a result of the Merger. See Note 4, “Merger and Acquisition” in Item 8- “Financial Statements and Supplementary Data” for further explanation.

•	A charge primarily related to asset write-downs for the closure of a factory in South Africa.

•
A currency translation loss recorded in our Venezuelan business due to a devaluation of its currency relative to the U.S. dollar during the fourth quarter of Fiscal 2013. See Note 20, "Venezuela- Foreign Currency" in Item 8—"Financial Statement and Supplementary Data" for further explanation.

•
A charge for the Company's early settlement of the earn-out payment that was due in 2014 related to the Fiscal 2011 acquisition of Foodstar. See Note 13, "Fair Value Measurements" in Item 8—"Financial Statement and Supplementary Data" for further explanation.

The following is the reconciliation of the Company's Fiscal 2013 results excluding these charges to the relevant GAAP measures.

	Fiscal Year Ended
	April 28, 2013
(Continuing Operations)	Sales	Gross Profit	SG&A	Operating Income	Pre-Tax Income	Net Income attributable to H. J. Heinz Corporation II
	(Amounts in thousands except per share amounts)
Reported results	$11,528,886	$4,195,470	$2,533,819	$1,661,651	$1,343,643	$1,087,615
Merger related costs	—	—	44,814	44,814	44,814	27,752
Charge for South Africa factory closure	—	3,543	—	3,543	3,543	2,550
Currency translation loss in Venezuela	—	—	—	—	42,698	39,132
Charge for settlement of Foodstar earn-out	—	—	12,081	12,081	12,081	12,081
Results excluding special items	$11,528,886	$4,199,013	$2,476,924	$1,722,089	$1,446,779	$1,169,130

(Totals may not add due to rounding)

Fiscal 2012 Results Excluding Charges for Productivity Initiatives

The adjustments were charges in Fiscal 2012 for productivity initiatives that, in management's judgment, significantly affect the year-over-year assessment of operating results. See the above “Fiscal 2012 Productivity Initiatives” section for further explanation of these charges and the following reconciliation of the Company's Fiscal 2012 results excluding charges for productivity initiatives to the relevant GAAP measure.

	Fiscal Year Ended
	April 29, 2012
(Continuing Operations)	Sales	Gross Profit	SG&A	Operating Income	Pre-Tax Income	Net Income attributable to H.J. Heinz Corporation II

Reported results	$11,507,572	$3,994,789	$2,492,482	$1,502,307	$1,236,089	$974,374
Charges for productivity initiatives	—	129,938	75,480	205,418	205,418	143,974
Results excluding charges for productivity initiatives	$11,507,572	$4,124,727	$2,417,002	$1,707,725	$1,441,507	$1,118,348

EBITDA & Adjusted EBITDA (from Continuing Operations)

EBITDA is defined as earnings (net income or loss) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Adjusted EBITDA is a tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. These items include share-based compensation and non-cash compensation expense, other operating (income) expenses, net, and all other specifically identified costs associated with projects, transaction costs, restructuring and related professional fees.    EBITDA and Adjusted EBITDA are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. or U.S. GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. The Company’s definition of EBITDA may not be comparable to similarly titled measures used by other companies.

We believe that EBITDA and adjusted EBITDA are useful to investors, analysts and other external users of our consolidated financial statements because they are widely used by investors to measure operating performance without regard to items such as income taxes, net interest expense, depreciation and amortization, non-cash stock compensation expense and other one-time items, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired.

Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered as a measure of discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. Additionally, our presentation of Adjusted EBITDA is different than Adjusted EBITDA as defined in our debt agreements.

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 30 - December 23, 2012 FY 2013	April 28, 2013
	(29 Weeks)	(6 Weeks)	(34 Weeks)	(52 Weeks)
	(In thousands)
(Loss)/income from continuing operations, net of tax	$(66,082)	$(191,424)	$769,272	$1,102,045
Interest expense, net	395,432	32,472	168,085	255,812
(Benefit from)/provision for income tax	(231,623)	61,097	142,528	241,598
Depreciation, including accelerated depreciation for restructuring	230,987	35,880	194,420	299,779
Amortization	48,975	4,276	27,833	42,161
EBITDA	$377,689	$(57,699)	$1,302,138	$1,941,395

Amortization of inventory step-up	383,300	—	—	—
Merger related costs	157,938	112,188	—	44,814
Severance related costs	283,142	—	—	—
Other special charges/(income)	61,830	(12,136)	(5,798)	583
Asset write downs	2,405	—	—	—
Unrealized gain on derivative instruments	(117,934)	—	—	—
Loss from the extinguishment of debt	—	129,367	—	—
Other expense/(income), net	12,233	(3,729)	5,216	62,196
Stock based compensation	4,800	4,318	36,600	51,000
Adjusted EBITDA	$1,165,403	$172,309	$1,338,156	$2,099,988
The decrease in (loss)/income from continuing operations, net of tax in the transition period was driven by productivity initiatives, merger related costs, and an increase in interest expense related to new borrowings under the new Senior Credit Facilities and the Notes. The decrease was partially offset by an unrealized gain on interest rate swap agreements that served as economic hedges of future interest payments on new borrowings and a decrease in income tax expense. Adjusted EBITDA for the transition period was flat versus the eight months of fiscal year 2013 as as reductions in SG&A as a result of productivity initiatives primarily in North America and reduced marketing across Latin America were offset by volume and price declines in Europe as well as unfavorable exchange translation rates primarily in Asia/Pacific.

Discussion of Significant Accounting Estimates
In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with GAAP. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes that the following discussion addresses its most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
Marketing Costs—Trade promotions are an important component of the sales and marketing of the Company’s products and are critical to the support of the business. Trade promotion costs include amounts paid to retailers to offer temporary price reductions for the sale of the Company’s products to consumers, amounts paid to obtain favorable display positions in retailers’ stores, and amounts paid to customers for shelf space in retail stores. Accruals for trade promotions are initially recorded at the time of sale of product to the customer based on an estimate of the expected levels of performance of the trade promotion, which is dependent upon factors such as historical trends with similar promotions, expectations regarding customer participation, and sales and payment trends with similar previously offered programs. Our original estimated costs of trade promotions may change in the future as a result of changes in customer participation, particularly for new programs and for programs related to the introduction of new products. We perform monthly evaluations of our outstanding trade promotions, making adjustments where appropriate to reflect changes in estimates. Settlement of these liabilities typically occurs in subsequent periods primarily through an authorization process for deductions taken by a customer from amounts otherwise due to the Company. As a result, the ultimate cost of a trade promotion program is dependent on the relative success of the events and the actions and level of deductions taken by the Company’s customers for amounts they consider due to them. Final determination of the permissible deductions may take extended periods of time and could have a significant impact on the Company’s results of operations depending on how actual results of the programs compare to original estimates.
We offer coupons to consumers in the normal course of our business. Expenses associated with this activity, which we refer to as coupon redemption costs, are accrued in the period in which the coupons are offered. The initial estimates made for each coupon offering are based upon historical redemption experience rates for similar products or coupon amounts. We perform monthly evaluations of outstanding coupon accruals that compare actual redemption rates to the original estimates. We review the assumptions used in the valuation of the estimates and determine an appropriate accrual amount. Adjustments to our initial accrual may be required if actual redemption rates vary from estimated redemption rates.
Long-lived Assets, including Property, Plant and Equipment—Long-lived assets are recorded at their respective cost basis on the date of acquisition. Buildings, equipment and leasehold improvements are depreciated on a straight-line basis over the estimated useful life of such assets. The Company reviews long-lived assets, including intangibles with finite useful lives, and property, plant and equipment, whenever circumstances change such that the recorded value of an asset, or asset group, may not be recoverable. Factors that may affect recoverability include changes to the planned use of the asset and the closing of facilities. The estimates implicit in a recoverability test require significant judgment on the part of management, and require assumptions that can include: future volume trends and revenue and expense growth rates developed in connection with the Company's internal projections and annual operating plans, and in addition, external factors such as changes in macroeconomic trends. As each is management's best estimate on then available information, resulting estimates may differ from actual cash flows and estimated fair values. When the carrying value of an asset, or asset group, exceeds the future undiscounted cash flows, an impairment is indicated and the asset is written down to its fair value.
Goodwill and Indefinite-Lived Intangibles—Carrying values of goodwill and intangible assets with indefinite lives are reviewed for impairment at least annually, or when circumstances indicate that a possible impairment may exist. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, decline in expected cash flows, lower growth rates, loss of key personnel, and changes in regulation, may signal that an asset has become impaired.

All goodwill is assigned to reporting units, which are primarily one level below our operating segments. Goodwill is assigned to the reporting unit that benefits from the cash flows arising from each business combination. The Company performs its impairment tests of goodwill at the reporting unit level. Subsequent to the Merger no annual impairment tests have yet been carried out but must be performed within 12 months of the date of the Merger. The Company tests goodwill for impairment by either performing a qualitative evaluation or a two-step quantitative test. The qualitative evaluation is an assessment of factors, including reporting unit specific operating results as well as industry, market and general economic conditions, to determine whether it is more likely than not that the fair values of a reporting unit is less than its carrying amount, including goodwill. The Company may elect to bypass this qualitative assessment for some or all of its reporting units and perform a two-step quantitative test.

The Company's estimates of fair value when testing for impairment of both goodwill and intangible assets with indefinite lives under the quantitative assessment are based on a discounted cash flow model as management believes forecasted cash flows are the best indicator of fair value. A number of significant assumptions and estimates are involved in the application of the discounted cash flow model, including future volume trends, revenue and expense growth rates, terminal growth rates, weighted-average cost of capital, tax rates, capital spending and working capital changes. The assumptions used in the discounted cash flow models are determined utilizing historical data, current and anticipated market conditions, product category growth rates, management plans, and market comparables. Most of these assumptions vary among the reporting units, but generally, higher assumed growth rates and discount rates are utilized for tests of reporting units for which the principal market is an emerging market compared to those for which the principal market is a developed market. For each of the reporting units tested quantitatively in Fiscal 2013, we used a market-participant, risk-adjusted-weighted-average cost of capital to discount the projected cash flows of those operations or assets. Such discount rates ranged from 7% to 15% in Fiscal 2013. Management believes the assumptions used for the impairment evaluation are consistent with those that would be utilized by market participants performing similar valuations of our reporting units. For years prior to the Merger, we validated our fair values for reasonableness by comparing the sum of the fair values for all of our reporting units to our market capitalization and a reasonable control premium.

During the second quarter of Fiscal 2013, the Company changed its annual goodwill impairment testing date from the fourth quarter to the third quarter of each year. As such, the Company completed its annual review of goodwill during the third quarter of Fiscal 2013. We performed a qualitative assessment over nine of the Company's 19 reporting units. The results of the quantitative tests performed for these nine reporting units in prior periods were considered, and these tests each indicated that the fair values of these reporting units significantly exceeded their carrying amounts. We concluded that there were no significant events in Fiscal 2013 which had a material impact on the fair values of these reporting units.

For the reporting units which were tested quantitatively, the fair values of each reporting unit significantly exceeded their carrying values. No impairments related to continuing operations were identified during the Company's annual assessment of goodwill.

Indefinite-lived intangible assets are tested for impairment by either performing a qualitative evaluation or a quantitative calculation of fair value and comparison to carrying amount. The qualitative evaluation is an assessment of factors including, but not limited to, changes in management, overall financial performance, and other entity-specific events. The objective of the qualitative evaluation is to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The Company can choose to perform the qualitative assessment on none, some, or all of its indefinite-lived intangible assets. During the fourth quarter of Fiscal 2013, the Company completed its annual review of indefinite-lived intangible assets. No impairments were identified during the Company's annual assessment of indefinite-lived intangible assets.

As a result of the Merger, the carrying value of the Company's goodwill and indefinite-lived intangible assets has increased substantially and therefore the Company's exposure to impairment has increased.  The Company has not performed an annual impairment test for goodwill or indefinite-lived intangible assets in the transition period ended December 29, 2013 and has not identified any interim impairment triggers subsequent to the Merger, however, the Company will be required to perform an annual impairment test within one year of the Merger (before June 2014).  Fair value estimates used in testing for impairment of goodwill and indefinite-lived intangible assets require judgment and are sensitive to changes in underlying assumptions.  Examples of events or circumstances that could reasonably be expected to have an adverse effect on underlying key assumptions and estimated fair value of our reporting units and brands would include a significant decrease in projected future revenues and cash flows, failure to realize all of our projected cost savings, significant prolonged weakness in demand for our products in a specific market or category, adverse competitive pressures that affect our longer term volume and pricing trends and volatility in the equity and debt markets or other country specific factors which could result in a higher discount rate.

Retirement Benefits—The Company sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. Several actuarial and other factors that attempt to anticipate future events are used in calculating the expense and obligations related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, turnover rates and rate of future compensation increases as determined by the Company, within certain guidelines. In addition, the Company uses best estimate assumptions, provided by actuarial consultants, for withdrawal and mortality rates to estimate benefit expense. The financial and actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded by the Company.
The Company recognized pension (income)/expense related to defined benefit programs of $33 million, $17 million, $(4) million, $25 million, and $27 million for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and fiscal years 2013, 2012, and 2011 respectively, which reflected expected return on plan assets of $116 million, $29 million, $251 million, $235 million, and $229 million, respectively. The Company contributed $152 million and $7 million to the defined benefit plans in the Successor period February 8, 2013 to December 29, 2013 and the Predecessor period April 29, 2013 to June 7, 2013, respectively. The Company contributed $69 million to its pension plans in Fiscal 2013 and $23 million in Fiscal 2012. The Company expects to contribute approximately $67 million to its pension plans in Calendar Year 2014.
One of the significant assumptions for pension plan accounting is the expected rate of return on pension plan assets. Over time, the expected rate of return on assets should approximate actual long-term returns. In developing the expected rate of return, the Company considers average real historic returns on asset classes, the investment mix of plan assets, investment manager performance and projected future returns of asset classes developed by respected advisors. When calculating the expected return on plan assets, the Company primarily uses a market-related-value of assets that spreads asset gains and losses (difference between actual return and expected return) uniformly over 3 years. The weighted average expected rate of return on plan assets used to calculate annual expense was 6.2% for the Successor Period ended December 29, 2013, 8.1% for the Predecessor Period ended June 7, 2013 and the year ended April 28, 2013, and 8.2% for the years ended April 29, 2012 and April 27, 2011. For purposes of calculating expense for 2014, the weighted average rate of return will be 6.2%.
Another significant assumption used to value benefit plans is the discount rate. The discount rate assumptions used to value pension and postretirement benefit obligations reflect the rates available on high quality fixed income investments available (in each country where the Company operates a benefit plan) as of the measurement date. The Company uses bond yields of appropriate duration for each country by matching it with the duration of plan liabilities. The weighted average discount rate used to measure the projected benefit obligation was 4.5% for the Successor Period ended December 29, 2013, 4.1% for the Predecessor Period ended June 7, 2013, 4.0% for the year ended April 28, 2013, and 4.8% for the year ended April 29, 2012.

Deferred gains and losses result from actual experience differing from expected financial and actuarial assumptions. The pension plans currently have a deferred gain of $99.5 million at December 29, 2013. Deferred gains and losses outside the corridor are amortized through the actuarial calculation into annual expense over the estimated average remaining service period of plan participants, which is currently 10 years. However, if all or almost all of a plan’s participants are inactive, deferred gains and losses are amortized through the actuarial calculation into annual expense over the estimated average remaining life expectancy of the inactive participants.
The Company’s investment policy provides general guidelines to assist plan fiduciaries in making certain decisions with respect to the investment of Plan assets. Those guidelines primarily relate to the selection and monitoring of investment vehicles, investment managers and asset allocation strategies.
The Company’s defined benefit pension plans’ weighted average actual and target asset allocation at December 29, 2013 and April 28, 2013 were as follows:

	Plan Assets at		Target Allocation at
Asset Category	December 29, 2013	April 28, 2013	December 29, 2013	April 28, 2013
Equity securities	53%	62%	58%	58%
Debt securities	26%	29%	33%	33%
Real estate	8%	8%	8%	8%
Cash and cash equivalents	13%	1%	1%	1%
	100%	100%	100%	100%

The Company also provides certain postretirement health care benefits. The postretirement health care benefit expense and obligation are determined using the Company’s assumptions regarding health care cost trend rates. The health care trend rates are developed based on historical cost data, the near-term outlook on health care trends and the likely long-term trends. The postretirement health care benefit obligation at December 29, 2013 was determined using an average initial health care trend rate of 6.0% which gradually decreases to an average ultimate rate of 4.8% in 8 years. A one percentage point increase in the assumed health care cost trend rate would increase the service and interest cost components of annual expense by $0.9 million and increase the benefit obligation by $15.7 million. A one percentage point decrease in the assumed health care cost trend rates would decrease the service and interest cost by $0.8 million and decrease the benefit obligation by $14.2 million.
Sensitivity of Assumptions
If we assumed a 100 basis point change in the following rates, the Company’s 2014 projected benefit obligation and expense would increase (decrease) by the following amounts (in millions):

	100 Basis Point
	Increase	Decrease
Pension benefits
Discount rate used in determining projected benefit obligation	$(417)	$519
Discount rate used in determining net pension expense	< $1	$(5)
Long-term rate of return on assets used in determining net pension expense	$(19)	$19
Other benefits
Discount rate used in determining projected benefit obligation	$(18)	$20
Discount rate used in determining net benefit expense	< $1	< $1

Income Taxes—The Company computes its annual tax rate based on the statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it earns income. Significant judgment is required in determining the Company’s annual tax rate and in evaluating uncertainty in its tax positions. The Company recognizes a benefit for tax positions that it believes will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that the Company believes has more than a 50% probability of being realized upon settlement. The Company regularly monitors its tax positions and adjusts the amount of recognized tax benefit based on its evaluation of information that has become available since the end of its last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. When adjusting the amount of recognized tax benefits the Company does not consider information that has become available after the balance sheet date, but does disclose the effects of new information whenever those effects would be material to the Company’s financial statements. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the balance sheet principally within other non-current liabilities.
The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.
The Company has a significant amount of undistributed earnings of foreign subsidiaries that are considered to be indefinitely reinvested. Our intent is to continue to reinvest these earnings to support our priorities for growth in international markets and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations. If we decided at a later date to repatriate these funds to the U.S., the Company would be required to provide taxes on these amounts based on the applicable U.S. tax rates net of credits for foreign taxes already paid. The Company has not determined the deferred tax liability associated with these undistributed earnings, as such determination is not practicable. The Company believes it is not practicable to calculate the deferred tax liability associated with these undistributed earnings as there is a significant amount of uncertainty with respect to the tax impact resulting from the significant judgment required to analyze the amount of foreign tax credits attributable to the earnings, the potential timing of any distributions, as well as the local withholding tax and other indirect tax consequences that may arise due to the potential distribution of these earnings. While we continue to expect to reinvest a substantial portion of the prior and future earnings of our foreign subsidiaries in our international operations, as of the Acquisition date we determined that a portion of our accumulated undistributed foreign earnings are likely to be needed to meet U.S. cash needs. For the portion of unremitted foreign earnings preliminarily determined not to be permanently reinvested, a deferred tax liability of approximately $342 million is recorded at December 29, 2013. The Company currently anticipates repatriating the majority of the earnings which are no longer permanently reinvested during 2014. The Company has not yet finalized its estimate of acquisition date deferred taxes associated with repatriation plans and further adjustments of this estimate may be made as the purchase price allocation is finalized during the measurement period.

Input Costs
In general, the effects of cost inflation may be experienced by the Company in future periods. During the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and Fiscals 2013, 2012, and 2011, the Company experienced wide-spread inflationary increases in commodity input costs, which is expected to continue in the year ended December 28, 2014. Price increases and continued productivity improvements are expected to more than offset these cost increases.

Stock Market Information
Prior to the Fiscal 2013 year end, H. J. Heinz Company common stock was traded principally on The New York Stock Exchange under the symbol HNZ. As a result of the Merger, the common stock of the Company is now privately held by a subsidiary of Parent, the sole shareholder of the Company. The Company's stock is no longer traded on The New York Stock Exchange or any other stock exchange or public market. As a result Earnings per share information has not been presented.